Boston Therapeutics Is Quoted as BTHE on the OTC Bulletin Board

MANCHESTER, NH -- (Marketwire - March 22, 2012) - Boston Therapeutics, Inc. (OTCBB: BTHE), a developer of diabetes therapeutics, is pleased to announce that the Company's common stock was quoted on March 20, 2012 by Glendale Securities, Inc. on the OTC Bulletin Board under the symbol BTHE.

About Boston Therapeutics, Inc.
Boston Therapeutics, headquartered in Manchester, NH, is a leader in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases. The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes: PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose excursion, SUGARDOWN®, a non-systemic chewable complex carbohydrate dietary supplement designed to moderate post-meal blood glucose, and IPOXYN™, a systemic, injectable complex carbohydrate-based oxygen therapeutic for limb ischemia. Earlier this year Boston Therapeutics petitioned the U.S. FDA to submit an Abbreviated New Drug Application (ANDA) for chewable Metformin. The Company signed a licensing agreement with Hong Kong-based Advance Pharmaceuticals Co Ltd. and received its first commercial purchase order from a distributor in Italy to market SUGARDOWN®. In 2011 the Company completed a clinical trial with SUGARDOWN®. The Company's drug candidate PAZ320 is currently in clinical trials at Dartmouth-Hitchcock Medical Center in Hanover, N.H.

Additional information is available at www.bostonti.com and www.sugardown.com

About Glendale Securities Inc.

Glendale Securities, Inc. provides securities brokerage services to clients in the United States. It offers online trading services through a Web interface, as well as through a Windows-based downloadable software program. The company is based in Sherman Oaks, California.

Additional information is available at (818) 907-1505 www.glendalesecurities.com

FORWARD-LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.

More information about those risks and uncertainties is contained and discussed in the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

SUGARDOWN® and Ipoxyn™ are registered trademarks of Boston Therapeutics, Inc.

Investor Contact:
Ken Tassey
President
Boston Therapeutics, Inc.
(978) 886-0421
Email Contact: ken.tassey@bostonti.com
www.bostonti.com